Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 21, 2007 in the Registration Statement (Form S-4) and related Prospectus of Mobile Services Group, Inc. for the registration of $200,000,000 of its 9¾% Senior Notes due 2014.

/s/ Ernst & Young LLP

Woodland Hills, California
September 12, 2007